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CRYO-CELL INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

Ki Yong Choi

Michael D. Coffee

Warren Hoeffler

Michael W. Cho

Gary Weinhouse

Ajay Badlani

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ISS Recommends Change at the Cryo-Cell Board Level

REPORT CITES CONCERNS WITH CRYO-CELL GOVERNANCE AND COMPENSATION PRACTICES

VOTE THE GOLD PROXY CARD TO ELECT A BOARD THAT IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS

San Francisco, CA. – July 3, 2012/PR Newswire/ -- Ki Yong Choi, the largest stockholder of Cryo-Cell International, Inc. (OTCBB: CCEL) with approximately 19.6% of the company's outstanding shares, today announced that Institutional Shareholder Services, or ISS, a leading proxy advisory firm, issued a report on June 29, 2012 recommending that Cryo-Cell stockholders vote for change in the Board of Cryo-Cell.

“We are extremely pleased that ISS endorsed change at the Cryo-Cell Board level. We believe that ISS’s recommendation provides independent validation that the co-CEO model, compensation practices, performance criteria and stock repurchase are questionable practices and should cause stockholder concern,” stated Ki Yong Choi. “Our slate of nominees will hire one CEO, lay out a detailed strategic plan and execute it to maximize stockholder return. We are committed to delivering value to ALL stockholders.”

As a proxy advisory firm, ISS performs an objective examination of company performance, the current Board and the prospective Board. When analyzing proxy contests, ISS focuses on two central questions: (1) Have the dissidents made a compelling case that change is warranted? And if so, (2) are the dissident nominees more likely to effect that change than the incumbent directors? ISS determined that “a compelling case [was made] that change is needed at the Board level.”

In looking at Cryo-Cell’s performance and compensation practices and after talking to the director-nominees in attendance at the meeting, ISS made the following comments:[1]

ISS highlights compensation practices of significant concern to investors:

“In this case, the compensation arrangements afforded to the Portnoy brothers include practices of significant concern to investors, which indicate poor stewardship by the Compensation Committee.”

ISS cites a decrease in operational performance under the Portnoy brothers:

“Since August 2011, the date the Portnoy-led management team began running the company, aggregate and year-over-year quarterly revenues have declined, SG&A expenses have increased and total operating cash flow and normalized EBIT has decreased…”[2]

ISS agrees the co-CEO model should concern stockholders:

“Given company’s size ($17.9 million annual revenue last FY), the need for a co-CEO structure is unclear, and the company paying for two CEOs with limited prior industry experience at a time of lagging returns and significant operational challenges raises legitimate concerns for shareholders.”

ISS notes bonuses unrelated to company performance:

“…performance targets could be achieved even with declining operational performance…it is highly concerning to shareholders that the performance criteria are designed to reward the Portnoy brothers for share buybacks, instead of focusing on revenues, for example, as the metric to gauge actual operational performance…”

ISS sums up the problems at Cryo-Cell:

“… we [ISS] highlight that existing management has shown a blatant disregard for implementing best – or even good – practices in governance and compensation since gaining control of the board in 2011.  Additionally, we note the company's lackluster performance, and the disturbing evidence – over an admittedly brief period, but also of a distressingly large size – that the trends may be for worsening operating performance.”

VOTE THE GOLD PROXY CARD TO MAKE A DIFFERENCE IN CRYO-CELL’S FUTURE

Ki Yong Choi urges all stockholders to heed ISS’ recommendation for change on the Board of Cryo-Cell – it is important that Cryo-Cell stockholders return the GOLD proxy card and to vote in favor of change in the boardroom. Cryo-Cell stockholders SHOULD NOT RETURN THE WHITE PROXY CARD or any other proxy card furnished to you on behalf of Cryo-Cell.

If any Cryo-Cell stockholder has already returned a proxy card, you have every right to change your vote by signing and returning a later-dated GOLD proxy card.

Investor Contact:

Alliance Advisors LLC.

Call Toll Free: (877) 777-2338;

Banks and Brokers Call Collect: (973) 873-7700.

__________________________________

1 Permission to use quotations was neither sought nor obtained.

2 See pages 10 and 11 of the ISS report on Cryo-Cell International, Inc. dated June 29, 2012